Exhibit 99.1
WEST MICHIGAN COMMUNITY BANK DIVESTITURE COMPLETED
On April 28, 2010, Fentura Financial, Inc. announced that it had entered into an agreement to sell West Michigan Community Bank to a private investor group. The filed Definitive Agreement was formally amended on January 20, 2011, and called for an increase of the required ALLL and an exchange of certain loans and other real estate as an alternative to the original agreement.
As projected in the January 26, 2011, Fentura Financial, Inc. filing, the sale was completed on January 31, 2011. The sale of West Michigan Community Bank is anticipated to improve pro forma Tier 1 leverage capital ratio of Fentura Financial, Inc. by 36% to 6.7%. Similarly, pro forma total risk based capital is anticipated to improve by 30% to approximately 10.2%. Additionally, it is expected that proceeds from the closing and the future liquidation of non-performing assets acquired by the Corporation will be utilized to strengthen the capital position of The State Bank and for other general corporate purposes.